NEWS RELEASE

Coeur Reports Second Quarter 2016 Production Results

Chicago, Illinois - July 7, 2016 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced second quarter production of 4.0 million ounces of silver and 92,726 ounces of gold, or 9.6 million silver equivalent1 ounces. Coeur is maintaining 2016 production guidance of 33.8 - 36.8 million silver equivalent1 ounces.
Quarterly Production Results

Second quarter production highlights for each of Coeur's operations are provided below.

Palmarejo, Mexico	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Underground Operations:
Tons mined	283,971	215,642	189,383	190,399	172,730
Average silver grade (oz/t)	5.40	4.21	3.96	4.11	3.90
Average gold grade (oz/t)	0.08	0.07	0.06	0.10	0.09
Surface Operations:
Tons mined	1,695	35,211	102,018	247,071	257,862
Average silver grade (oz/t)	7.77	4.18	3.86	3.56	3.47
Average gold grade (oz/t)	0.07	0.04	0.03	0.03	0.03
Processing:
Total tons milled	270,142	246,533	301,274	427,635	435,841
Average recovery rate – Ag	89.5%	89.1%	95.4%	87.9%	78.5%
Average recovery rate – Au	86.4%	92.1%	88.8%	84.7%	76.2%
Silver production ounces (000's)	1,307	933	1,126	1,422	1,247
Gold production ounces	18,731	14,668	14,326	22,974	18,127
Silver-equivalent[1] production ounces (000's)	2,431	1,813	1,985	2,800	2,335

•
Transition to lower-tonnage, higher-grade, higher-margin underground operations at Guadalupe and Independencia remains on-track. Open pit mining operations were completed in mid-April while mining of the legacy underground area is now expected to extend into the third quarter

•	Silver production increased 40% and gold production increased 28% compared to the first quarter due mostly to higher grades from underground operations at Guadalupe

•	Average mining rate of 2,200 tons per day was achieved at Guadalupe in the second quarter, up from 1,850 tons per day in the first quarter

•	Development and mining at Independencia continues on-schedule and is expected to reach a mining rate of 1,000 tons per day by year-end

•	Maintaining full-year 2016 production guidance of 3.9 - 4.4 million silver ounces and 67,000 - 72,000 gold ounces

Rochester, Nevada	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Tons placed	6,402,013	4,374,459	4,411,590	4,128,868	3,859,965
Average silver grade (oz/t)	0.54	0.64	0.60	0.59	0.61
Average gold grade (oz/t)	0.003	0.004	0.003	0.003	0.003
Silver production ounces (000's)	1,197	929	1,107	1,086	1,294
Gold production ounces	13,940	10,460	11,564	10,892	16,411
Silver equivalent[1] production ounces (000's)	2,033	1,557	1,800	1,740	2,279

•	Silver equivalent[1] production increased 31% in the second quarter due mostly to a 46% increase in tons placed compared to the first quarter

•	Crushing rates and tons placed continue to climb and are expected to lead to further production increases in the second half of the year

•
The Record of Decision was received from the Bureau of Land Management on June 30th, allowing for the construction of an additional 120 million tons of leach pad capacity to begin in the second half of 2016

•	Maintaining full-year 2016 production guidance of 4.8 - 5.3 million silver ounces and 48,000 - 55,000 gold ounces

Kensington, Alaska	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Tons milled	157,117	159,360	159,666	165,198	170,649
Average gold grade (oz/t)	0.22	0.21	0.22	0.19	0.18
Average recovery rate	94.1%	95.8%	96.0%	93.9%	94.9%
Gold production ounces	32,210	31,974	33,713	28,799	29,845

•	Consistent mining rates, grade and recovery rates were achieved during the second quarter

•
Underground drilling commenced at Jualin in the second quarter with an initial reserve estimate expected at year-end. Development of the Jualin decline continues to advance and is approximately 50% complete

•	Maintaining full-year 2016 production guidance of 115,000 - 125,000 gold ounces

Wharf, South Dakota	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Tons placed	915,631	974,663	1,147,130	1,149,744	887,409
Average gold grade (oz/t)	0.037	0.031	0.032	0.035	0.025
Average plant recovery rate - Au	89.6%	96.6%	97.3%	92.8%	76.7%
Gold production ounces	27,846	20,970	31,947	23,104	16,472
Silver production ounces (000's)	35	13	18	19	19
Gold equivalent[1] production ounces	28,433	21,186	32,231	23,427	16,794

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Gold equivalent[1] production increased 34% compared to the prior quarter due to higher grades and timing of recoveries. Recovery rates were lower during the quarter due to plant maintenance that was completed in May and are expected to return to prior levels during the third quarter

•	Higher production levels expected in the second half of 2016 as a result of seasonal mining in the higher-grade Golden Reward pit

•	Maintaining full-year 2016 production guidance of 90,000 - 95,000 gold ounces

San Bartolomé, Bolivia	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Tons milled	440,441	407,806	475,695	373,201	457,232
Average silver grade (oz/t)	3.79	3.64	3.84	3.76	3.73
Average recovery rate	87.4%	93.1%	84.9%	84.0%	87.6%
Silver production ounces (000's)	1,458	1,382	1,550	1,178	1,495

•	Increased production in the second quarter driven by higher mining rates and a higher average silver grade

•	Purchases of high grade ore continue to contribute approximately one-third of San Bartolomé's production

•	Maintaining full-year 2016 production guidance of 5.8 - 6.1 million silver ounces

Coeur Capital, Inc.

Endeavor, Australia	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Silver production ounces (000's)	33	115	171	121	204

•
Silver production received from the Company's silver stream on the Endeavor mine in Australia continued to decline following a curtailment of production by the operator due to lower lead and zinc prices. Coeur is maintaining its revised 2016 production guidance for Endeavor of 175,000 - 200,000 silver ounces

2016 Production Outlook
Coeur's 2016 silver and gold production guidance is unchanged as shown below.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo	3,875 - 4,400	67,000 - 72,000	7,895 - 8,720
Rochester	4,750 - 5,250	48,000 - 55,000	7,630 - 8,550
San Bartolomé	5,750 - 6,050	—	5,750 - 6,050
Endeavor	175 - 200	—	175 - 200
Kensington	—	115,000 - 125,000	6,900 - 7,500
Wharf	80 - 100	90,000 - 95,000	5,480 - 5,800
Total	14,630 - 16,000	320,000 - 347,000	33,830 - 36,820

Financial Results and Conference Call
Coeur will report its full operational and financial results for second quarter 2016 on July 27, 2016 after the New York Stock Exchange closes for trading. There will be a conference call on July 28, 2016 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining
The conference call and presentation will also be webcast on the Company’s website www.coeur.com. Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through August 11, 2016.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 88 894
About Coeur
Coeur Mining is a well-diversified, growing precious metals producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. The Company also has a non-operating interest in the Endeavor mine in Australia as well as royalty interests in Ecuador and New Zealand. In addition, the Company has two silver-gold exploration stage projects – the La Preciosa project in Mexico and the Joaquin project in Argentina. Coeur conducts ongoing exploration activities in Alaska, Nevada, Mexico, Bolivia and Argentina.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, operations at the Palmarejo complex, mining rates, production levels at Rochester, exploration and development efforts at Kensington and crushing rates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Dana Willis, Coeur's Director, Resource Geology and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes
1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

For Additional Information:
Courtney Lynn, Vice President, Investor Relations and Treasurer
(312) 489-5837

Rebecca Hussey, Manager, Investor Relations
(312) 489-5827
www.coeur.com